Exhibit 99.1

 Cohesant Technologies Reports Record Sales and Earnings For the First Half of
                                  Fiscal 2006

    INDIANAPOLIS--(BUSINESS WIRE)--June 20, 2006--Cohesant Technologies Inc. (Nasdaq:COHT) today reported record sales and earnings for the first half of fiscal 2006 and record sales for the second quarter fiscal 2006.
    For the first half ended May 31, 2006, consolidated net sales increased 33.1% to $13,257,997 from $9,963,756 achieved in the 2005 period. The Company had first half consolidated net income of $881,926, an increase of 36.8% over the $644,621 earned in the prior year period. On a fully diluted per share basis, net income was $.27 for the first half of fiscal 2006 compared to $.24 last year.
    Sales of Equipment and Parts sales increased over 7% and Coatings were up over 5%. Additionally, the Company generated $2,505,522 of Rehabilitation revenue and $105,438 of Licensee revenues in the current six month period. Rehabilitation revenue is comprised of revenues from the renewal and replacement of plumbing lines. Licensee revenue is comprised of license fees, equipment rental as well as other value added services.
    For the quarter ending May 31, 2006, consolidated net sales increased 19.1% to $6,792,400 from $5,702,957 achieved in the second quarter of fiscal 2005. The Company had second quarter consolidated net income of $502,254, an increase of 23.4% over the $406,986 earned in the comparable period. On a fully diluted per share basis, net income was $.15 in both the current and prior year quarter.
    Equipment and Parts sales were flat when compared to the prior year second quarter, while sales of Coatings decreased 6% from the prior period. The Company generated $1,116,868 of Rehabilitation revenue and $61,827 of Licensee revenues in the current period.
    Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "The Company's business units performed well during the first half, especially considering the management, logistics and other changes over the last several months as a result of the Company's reconfiguration of its business units. The CuraFlo acquisition in particular is showing excellent returns. The Rehabilitation Services business had unexpectedly strong performance during the 1st half of this year. GlasCraft also had a strong first half. As expected, newly developed products are energizing GlasCraft sales on a worldwide basis. The P2 dispense gun continues to sell strongly and the introduction of the Guardian dispense system during the last quarter marks a rebirth for GlasCraft's offerings to the foam market, its fastest growing segment."
    In other matters, the Company announced that its Board of Directors approved a share repurchase program of up to 100,000 of its issued and outstanding shares of common stock. Purchases under this program may be made from time to time in open market or privately negotiated transactions. Common stock acquired through the repurchase program will be available for general corporate purposes. In announcing the repurchase program, Morris Wheeler, Chief Executive Officer, indicated that the performance of our business continues to allow us to invest in our future growth and to maximize value for our shareholders. Additionally, the Company announced that Morton A. Cohen will assume the role of Chairman of the Board of Directors effective on September 1, 2006, the start of the Company's fourth quarter. Dwight D. Goodman will remain Chairman of the Audit and Compensation Committees of the Board of Directors. This change reflects the recent broadening of the strategic vision of Cohesant.
    Cohesant Technologies Inc., based in Indianapolis, Indiana is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure, the design, development, manufacture and sale of specialized dispense equipment systems, replacement parts and supplies used in the operation of the equipment and the design, development, manufacture and sale of specialty coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, GlasCraft, Guardian, Probler and Raven.
    During the 4th Quarter of Fiscal 2005, the Company conducted its operations through its GlasCraft, Inc. and Raven Lining Systems, Inc. subsidiaries and through the newly acquired CuraFlo Companies. In the 4th Quarter of 2005, the Company began reporting its revenues in four categories - Coatings, Equipment and Parts, Licensee and Protection and Renewal Services (Rehabilitation). On December 1, 2005 the Company completed the integration of the CuraFlo Companies and the reconfiguration of its business units into three wholly owned subsidiaries, GlasCraft Inc., Cohesant Materials Inc., and CIPAR Inc. (Cohesant Infrastructure Protection and Renewal).
    GlasCraft manufactures markets and sells high-quality equipment for metering, mixing and dispensing a wide variety of construction and other chemicals. Cohesant Materials manufactures markets and sells corrosion protection and other specialty coatings used in the protection and renewal of infrastructure. Currently, a majority of Cohesant Materials' sales are to the Company's CIPAR subsidiary. Finally, CIPAR accounts for both our Licensee revenue and Protection and Renewal Services (Rehabilitation) revenue as well equipment sales to Certified Applicators and Licensed Dealers.



                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                               Three Months Ended  Three Months Ended
                                  May 31, 2006        May 31, 2005
----------------------------------------------------------------------
Net sales                              $6,792,400          $5,702,957

Income before income taxes                810,213             656,428

Net income                               $502,254            $406,986
Net income per share
   Basic                                    $0.16               $0.15
   Diluted                                  $0.15               $0.15
Average number of common
shares outstanding:
   Basic                                3,129,898           2,642,835
   Diluted                              3,270,232           2,730,462

----------------------------------------------------------------------
                                Six Months Ended    Six Months Ended
                                  May 31, 2006        May 31, 2005
----------------------------------------------------------------------
Net sales                             $13,257,997          $9,963,756

Income before income taxes              1,422,589           1,039,712

Net income                               $881,926            $644,621
Net income per share
   Basic                                    $0.28               $0.24
   Diluted                                  $0.27               $0.24
Average number of common
shares outstanding
   Basic                                3,127,367           2,633,916
   Diluted                              3,255,062           2,733,706


    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural components dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the successful integration of the CuraFlo acquisition and the Company's ability to expand its licensing and rehabilitation business.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611